QUENTRA NETWORKS, INC.                                            NEWS RELEASE


             Quentra Announces the Signing of a Letter of Intent to Sell HomeAccess MicroWeb, Inc. to Group Long Distance, Inc.

Los Angeles, CA, January 25, 2001 - Quentra Networks, Inc. (OTC Pink Sheets:
QTRAQ) today announced the signing of a letter of intent to sell its HomeAccess MicroWeb, Inc. subsidiary to Group Long Distance, Inc. (OTC Pink Sheets: GLDI).

The purchase price would be payable by the delivery at closing of $100,000 in cash and 200,000 shares of a new Series A Preferred Stock of GLDI. The Series A Preferred Stock would have a liquidation preference of $20 per share, would not pay any dividends or have any voting rights, and would be convertible into shares of Group Long Distance common stock on the basis of one share of Series A Preferred Stock for ten shares of common stock.

The closing of the purchase transaction is subject to a number of conditions, including without limitation, the completion of due diligence, the receipt of all requisite regulatory approvals, the receipt of Quentra Bankruptcy Court approval and the preparation of definitive documents.

About Quentra Networks, Inc.

Quentra is a telecommunications service provider that is currently operating as a debtor-in-possession in a Bankruptcy proceeding in the Central District of California. For more information, please contact Bruce Ballenger, Chief Executive Officer at 1-310-235-3177.

About Group Long Distance, Inc.

Group Long Distance is a long distance telecommunications provider. Group Long Distance utilizes special network contracts to provide its customers with products and services through major nationwide providers of telecommunications services. Group Long Distance is located in Pompano Beach, Florida.

This press release contains certain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation the ability of the parties to consummate the transactions contemplated by the letter of intent.